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LOGO

                          IMMEDIATE ATTENTION REQUIRED

                                                                November 5, 1996

                 Re:  Handy & Harman Dividend Reinvestment Plan

Dear Plan Participant:

     Our records reflect that you are a participant in the Handy & Harman Dividend Reinvestment Plan (the "Dividend Reinvestment Plan"). As a holder of Handy & Harman common stock, you should have already received information regarding the offer (the "Offer") by Handy & Harman to purchase up to 1,800,000 shares of its common stock, par value $1.00 per share (the "Shares"), at prices not greater than $20.00 nor less than $17.50 per Share. As described below, you have the right to tender Shares credited to your individual account under the Dividend Reinvestment Plan in the Offer.

     As of November 4, 1996, approximately 54,600 Shares were held in the Dividend Reinvestment Plan. Shares credited to participant's accounts under the Dividend Reinvestment Plan will be tendered by ChaseMellon Shareholder Services, L.L.C., as administrator, according to instructions provided to the administrator by participants in the Dividend Reinvestment Plan. Shares for which the administrator has not received timely instructions from participants will not be tendered. BECAUSE THE DEPOSITARY FOR THE OFFER ALSO ACTS AS ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, PARTICIPANTS IN THE DIVIDEND REINVESTMENT PLAN MAY USE THE ENCLOSED PINK LETTER OF TRANSMITTAL TO INSTRUCT THE ADMINISTRATOR REGARDING THE OFFER AS DESCRIBED IN THIS LETTER. Each participant may direct that all, some, or none of the Shares credited to the participant's account under the Dividend Reinvestment Plan be tendered and the price at which such participant's Shares be tendered. Participants in the Dividend Reinvestment Plan are urged to read the Letter of Transmittal and related materials carefully.

     In order to tender any of your Shares held through the Dividend Reinvestment Plan, you must use either the Pink Letter of Transmittal enclosed herewith or the Blue Letter of Transmittal previously mailed to you. The remainder of this letter summarizes the transaction and how you can tender Shares held through the Dividend Reinvestment Plan. You should also review the more detailed information previously provided to you, including the Offer to Purchase and the related Letter of Transmittal.

BACKGROUND

     Handy & Harman (the "Company") has made a tender offer to purchase up to 1,800,000 Shares (including the associated common stock purchase rights) at prices not greater than $20.00 nor less than $17.50 per Share. The Offer to Purchase, dated October 24, 1996 ("Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") previously mailed to you set forth the objectives, terms and conditions of the Offer and have been provided to all of the Company's shareholders, including participants in the Dividend Reinvestment Plan.

     The Offer extends to the Shares currently held through the Dividend Reinvestment Plan. As a Dividend Reinvestment Plan participant, you have the right to tender the Shares attributable to your account in the Dividend Reinvestment Plan. To find out the number of Dividend Reinvestment Plan Shares held in your account, please contact ChaseMellon Shareholder Services at (800) 982-7649.

INSTRUCTIONS FOR TENDERING DIVIDEND REINVESTMENT PLAN SHARES

     If you wish to tender your Shares held through the Dividend Reinvestment Plan and have not already done so, you should:
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     -  Fill out, sign and return the Pink Letter of Transmittal mailed herewith, including checking the box "DIVIDEND REINVESTMENT PLAN SHARES" on page 6 thereof. IF YOU DO NOT INDICATE THE NUMBER OF DIVIDEND REINVESTMENT PLAN SHARES TO BE TENDERED, ALL SUCH SHARES WILL BE TENDERED.

IF YOU HAVE ALREADY RETURNED THE BLUE LETTER OF TRANSMITTAL, UNLESS YOU CLEARLY INDICATED ON THE BLUE LETTER OF TRANSMITTAL YOUR INTENTION TO TENDER YOUR DIVIDEND REINVESTMENT PLAN SHARES, YOU MUST SUBMIT A NEW PINK LETTER OF TRANSMITTAL TO TENDER YOUR DIVIDEND REINVESTMENT PLAN SHARES. If you previously returned the Blue Letter of Transmittal and clearly indicated that you were tendering your Dividend Reinvestment Plan Shares, the Company will accept the tender of such Shares and you need not submit a new Pink Letter of Transmittal.

     As described in Section 1 of the Offer to Purchase, if fewer than all Shares validly tendered at or below the Purchase Price (as defined in the Offer to Purchase) and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) are to be purchased, the Shares purchased first will consist of all Shares tendered by "Odd Lot Owners" who validly tendered all of their Shares at or below the Purchase Price (including by not designating a Purchase Price as set forth in the Odd Lot section of the Letter of Transmittal). "Odd Lot Owners" are shareholders, including participants in the Company's Dividend Reinvestment Plan, who owned beneficially as of the close of business on October 23, 1996, and continue to own beneficially as of the Expiration Date, an aggregate of fewer than 100 shares (including Shares credited to such participant's account(s) under the Dividend Reinvestment Plan , the Handy & Harman Employee Stock Purchase Plan (as described in a separate letter sent to participants in such plan) and the Handy & Harman 401(k) savings plan (described in the Offer to Purchase), but excluding Restricted Shares (as defined in the Offer to Purchase)). Partial tenders of Shares will not qualify for this preference and this preference will not be available unless the box captioned "Odd Lots" in the Letter of Transmittal is completed. Accordingly, even if the number of Shares held by you in the Dividend Reinvestment Plan is less than 100, you will not be considered an Odd Lot Owner unless all Shares beneficially owned by you total to less than 100 Shares. Additionally, tendering holders of Odd Lots who do not wish to specify a purchase price may check the box in the section entitled "Odd Lots" indicating that such shareholder is tendering all Shares at the Purchase Price determined by the Company.

     The Offer, proration period and withdrawal rights will expire at 12:00 Midnight, New York City time, on November 21, 1996, unless the Company extends the Offer ACCORDINGLY, IN ORDER FOR CHASEMELLON SHAREHOLDER SERVICES, AS ADMINISTRATOR OF THE DIVIDEND REINVESTMENT PLAN, TO MAKE A TIMELY TENDER OF THE SHARES ATTRIBUTABLE TO YOUR INDIVIDUAL ACCOUNT UNDER THE DIVIDEND REINVESTMENT PLAN, YOU MUST PROPERLY COMPLETE AND RETURN EITHER THE ENCLOSED PINK LETTER OF TRANSMITTAL, OR THE PREVIOUSLY DELIVERED BLUE LETTER OF TRANSMITTAL, IN THE ENCLOSED RETURN ENVELOPE SO THAT IT IS RECEIVED BY CHASEMELLON SHAREHOLDER SERVICES NOT LATER THAN 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, NOVEMBER 21, 1996, UNLESS EXTENDED. If ChaseMellon Shareholder Services does not receive a properly completed, signed original Letter of Transmittal from you by such deadline, ChaseMellon Shareholder Services will NOT tender any of your Dividend Reinvestment Plan Shares.

     As described in the Offer to Purchase, shareholders may designate the order in which their Shares are to be purchased in the event of proration. Unless otherwise specified on the Pink or Blue Letter of Transmittal, the order of purchase in the event of proration will be for the Company to first purchase Shares held of record outside of the Dividend Reinvestment Plan and then, if necessary, to purchase Shares held in the Dividend Reinvestment Plan and, lastly, the Handy & Harman Employee Stock Purchase Plan (if any).

     If you should have any question regarding your Dividend Reinvestment Plan Shares, please call ChaseMellon Shareholder Services at (800) 982-7649.

                                          Sincerely,

                                          HANDY & HARMAN

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